                                          STRATEGIC PARTNERS(R) HORIZON ANNUITY
                                                     PROSPECTUS: APRIL 30, 2012

                ----------------------------------------------

 This prospectus describes a market value adjusted individual annuity contract offered by Pruco Life Insurance Company ("Pruco Life", "we", "our", or "us"). Pruco Life offers several different annuities which your representative may be authorized to offer to you. Each annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the annuity. The different features and benefits include variations in death benefit protection and the ability to access your annuity's contract value. The fees and charges under the annuity contract and compensation paid to your representative may also be different between each annuity. If you are purchasing the contract as a replacement for variable annuity or variable life coverage, you should consider, among other things, any surrender or penalty charges you may incur when replacing your existing coverage. Pruco Life is a wholly owned subsidiary of the Prudential Insurance Company of America. Pruco Life is located at 213 Washington Street, Newark, NJ 07102-2992, and can be contacted by calling 800-944-8786. Pruco Life administers the Strategic Partners Horizon Annuity contracts at the Prudential Annuity Service Center, P.O. Box 7960, Philadelphia, PA 19176. You can contact the Prudential Annuity Service Center by calling, toll-free, (888) PRU-2888.

 PLEASE READ THIS PROSPECTUS
 Please read this prospectus before purchasing a Strategic Partners Horizon Annuity contract and keep it for future reference. The Risk Factors section appears in Section 9 of the Summary.

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 THE SEC HAS NOT DETERMINED THAT THIS CONTRACT IS A GOOD INVESTMENT, NOR HAS
 THE SEC DETERMINED THAT THIS PROSPECTUS IS COMPLETE OR ACCURATE. IT IS A CRIMINAL OFFENSE TO STATE OTHERWISE. INVESTMENT IN A MARKET VALUE ADJUSTED ANNUITY CONTRACT IS SUBJECT TO RISK, INCLUDING THE POSSIBLE LOSS OF YOUR
 MONEY. AN INVESTMENT IN STRATEGIC PARTNERS HORIZON ANNUITY IS NOT A BANK
 DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
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                                                                        ORD01124

        PLEASE SEE OUR IRA, ROTH IRA AND FINANCIAL DISCLOSURE STATEMENTS
                ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

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                                   CONTENTS


PART I: STRATEGIC PARTNERS HORIZON ANNUITY PROSPECTUS SUMMARY..............................  3
 GLOSSARY..................................................................................  4
 SUMMARY...................................................................................  6
 RISK FACTORS..............................................................................  7

PART II: STRATEGIC PARTNERS HORIZON ANNUITY PROSPECTUS.....................................  8

 SECTION 1: WHAT IS THE STRATEGIC PARTNERS HORIZON ANNUITY?................................  9
   SHORT TERM CANCELLATION RIGHT OR "FREE LOOK"............................................  9

 SECTION 2: WHAT GUARANTEE PERIODS CAN I CHOOSE?...........................................  9
   GUARANTEE PERIODS.......................................................................  9
   MARKET VALUE ADJUSTMENT................................................................. 10

 SECTION 3: WHAT KIND OF PAYMENTS WILL I RECEIVE DURING THE INCOME PHASE? (ANNUITIZATION).. 11
   PAYMENT PROVISIONS...................................................................... 11
     OPTION 1: ANNUITY PAYMENTS FOR A FIXED PERIOD......................................... 11
     OPTION 2: LIFE ANNUITY WITH 120 PAYMENTS (10 YEARS)................................... 11
     OPTION 3: INTEREST PAYMENT OPTION..................................................... 11
     OTHER ANNUITY OPTIONS................................................................. 11
     TAX CONSIDERATIONS.................................................................... 12

 SECTION 4: WHAT IS THE DEATH BENEFIT?..................................................... 12
   BENEFICIARY............................................................................. 12
   CALCULATION OF THE DEATH BENEFIT........................................................ 12
   JOINT OWNERSHIP RULES................................................................... 12

 SECTION 5: HOW CAN I PURCHASE A STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT?.............. 13
   PURCHASE PAYMENT........................................................................ 13
   ALLOCATION OF PURCHASE PAYMENT.......................................................... 13
   OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS........................................... 13

 SECTION 6: WHAT ARE THE EXPENSES ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY
   CONTRACT?............................................................................... 14
   WITHDRAWAL CHARGE....................................................................... 14
   WAIVER OF WITHDRAWAL CHARGE FOR CRITICAL CARE........................................... 15
   TAXES ATTRIBUTABLE TO PREMIUM........................................................... 15

 SECTION 7: HOW CAN I ACCESS MY MONEY?..................................................... 15
   AUTOMATED WITHDRAWALS................................................................... 15

 SECTION 8: WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON
   ANNUITY CONTRACT?....................................................................... 15

 SECTION 9: OTHER INFORMATION.............................................................. 24
   PRUCO LIFE INSURANCE COMPANY............................................................ 24
   SALE AND DISTRIBUTION OF THE CONTRACT................................................... 25
   LEGAL PROCEEDINGS....................................................................... 28
   ASSIGNMENT.............................................................................. 29
   INDEMNIFICATION......................................................................... 29
   HOW TO CONTACT US....................................................................... 30
   MARKET-VALUE ADJUSTMENT FORMULA......................................................... 30

                                      2

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  PART I SUMMARY
--------------------------------------------------------------------------------

  STRATEGIC PARTNERS HORIZON ANNUITY PROSPECTUS

         PART I: STRATEGIC PARTNERS HORIZON ANNUITY PROSPECTUS SUMMARY

 GLOSSARY

 We have tried to make this prospectus as easy to read and understand as possible. By the nature of the contract, however, certain technical words or terms are unavoidable. We have identified the following as some of the key words or terms. Other defined terms are set forth in your contract.

 ACCUMULATION PHASE
 The period that begins with the contract date (which we define below) and ends when you start receiving income payments, or earlier if the contract is terminated through a full withdrawal or payment of a death benefit.

 ADJUSTED CONTRACT VALUE
 When you are ready to begin receiving income payments, the value of your contract minus any charge we impose for premium taxes and withdrawal charges, adjusted for any market value adjustment.

 ANNUITANT
 The person whose life determines the amount of income payments that we will pay. If the annuitant dies before the annuity date, the co-annuitant (if any) becomes the annuitant if the contract's requirements for changing the annuity date are met. If, upon the death of the annuitant, there is no surviving eligible co-annuitant, and the owner is not the annuitant, then the owner becomes the annuitant.

 ANNUITY DATE
 The date when income payments are scheduled to begin. You must have our permission to change the annuity date. If the co-annuitant becomes the annuitant due to the death of the annuitant, and the co-annuitant is older than the annuitant, then the annuity date will be based on the age of the co-annuitant, provided that the contract's requirements for changing the annuity date are met (e.g., the co-annuitant cannot be older than a specified age). If the co-annuitant is younger than the annuitant, then the annuity date will remain unchanged.

 BENEFICIARY
 The person(s) or entity you have chosen to receive a death benefit.

 BUSINESS DAY
 A day that we are open for business. Our business day generally ends at 4:00 p.m. Eastern time.

 CO-ANNUITANT
 The person shown on the contract data pages who becomes the annuitant (if eligible) upon the death of the annuitant if the requirements for changing the annuity date are met. We may also refer to a co-annuitant as a "contingent annuitant."

 CODE
 The Internal Revenue Code of 1986, as amended from time to time.

 CONTRACT DATE
 The date we accept your initial purchase payment and all necessary paperwork in good order at the Prudential Annuity Service Center. Contract anniversaries are measured from the contract date. A contract year starts on the contract date or on a contract anniversary.

 CONTRACT OWNER, OWNER OR YOU
 The person entitled to the ownership rights under the contract.

 CONTRACT SURRENDER VALUE
 This is the total value of your contract adjusted by any market-value adjustment, minus any withdrawal charge(s) and premium taxes.

 CONTRACT VALUE
 The total value of the amount in a contract allocated to a guarantee period as of a particular date.

 DEATH BENEFIT
 If a death benefit is payable, the beneficiary you designate will receive the contract value as the death benefit. If the contract is owned by an entity (e.g. a corporation or trust), rather than by an individual, then we will pay the death benefit upon the death of the annuitant. See Section 4, "What Is The Death Benefit?"

 FREE LOOK
 Under state insurance laws, you have the right, during a limited period of time, to examine your contract and decide if you want to keep it or cancel it. This right is referred to as your "Free Look" right. The length of this time period depends on the law of your state, and may vary depending on whether your purchase is a replacement or not.

 GOOD ORDER
 An instruction received at the Prudential Annuity Service Center, utilizing such forms, signatures and dating as we require, which is sufficiently clear that we do not need to exercise any discretion to follow such instructions.

 GUARANTEE PERIOD
 A period of time during which your invested purchase payment earns interest at the declared rate. We currently make available guarantee periods equal to any or all of the following: 1 year (currently available only as a renewal option), 3 years, 5 years, 7 years, and 10 years. During the 30 day period immediately preceding the end of a guarantee period, we allow you to make an additional purchase payment, which will be allocated to another guarantee period available at that time (provided that the new guarantee period ends prior to the contract anniversary next following the annuitant's 95th birthday and that you reinvest at least $1000).

 INCOME OPTIONS
 Options under the contract that define the frequency and duration of income payments. In your contract, we also refer to these as payout or annuity options.

 INVESTED PURCHASE PAYMENT
 Your purchase payment (which we define below) less any deduction we make for any tax charge. In addition to the initial invested purchase payment, we allow you to make additional purchase payments during the 30 days preceding the end of a guarantee period.

 JOINT OWNER
 The person named as the joint owner, who shares ownership rights with the owner as defined in the contract. A joint owner must be a natural person.

 PRUDENTIAL ANNUITY SERVICE CENTER
 For general correspondence: P.O. Box 7960, Philadelphia, PA, 19176. For express overnight mail: 2101 Welsh Road, Dresher, PA 19025. The phone number is (888) PRU-2888. Prudential's Web site is www.prudentialannuities.com.

 PURCHASE PAYMENTS
 The amount of money you pay us to purchase the contract, as well as any additional payment you make.

 TAX DEFERRAL
 This is a way to increase your assets without currently being taxed. Generally, you do not pay taxes on your contract earnings until you take money out of your contract. You should be aware that tax favored plans (such as IRAs) already provide tax deferral regardless of whether they invest in annuity contracts. See Section 8, "What Are The Tax Considerations Associated With The Strategic Partners Horizon Annuity Contract?"

 WE, US, OUR
 Pruco Life Insurance Company.

 SUMMARY FOR SECTIONS 1-9

 FOR A MORE COMPLETE DISCUSSION OF THE FOLLOWING TOPICS, SEE THE CORRESPONDING
 SECTION IN THE PROSPECTUS.

 SECTION 1
 WHAT IS THE STRATEGIC PARTNERS HORIZON ANNUITY?
 This market value adjusted annuity contract, offered by Pruco Life, is a contract between you, as the owner, and us. The contract is intended for retirement savings or other long-term investment purposes and provides a death benefit and guaranteed income options.

 While your money remains in the contract for the full guarantee period, your principal amount is guaranteed and the minimum interest amount that your money will earn is dictated by applicable state law. Payments allocated to the contract are held as a separate pool of assets, but the income, gains or losses experienced by these assets are not directly credited or charged against the contracts. As a result, the strength of our guarantees under the contract are based on the overall financial strength of Pruco Life.

 The contract, like all deferred annuity contracts, has two phases: the accumulation phase and the income phase. During the accumulation phase, earnings grow on a tax-deferred basis and are taxed as income when you make a withdrawal. The income phase starts when you begin receiving regular payments from your contract. The amount of money you are able to accumulate in your contract during the accumulation phase will help determine the amount of the payments you will receive during the income phase. Other factors will affect the amount of your payments such as age, gender and the payout option you selected.

 We may amend the contract as permitted by law. For example, we may add new features to the contract. Subject to applicable law, we determine whether or not to make such contract amendments available to contracts that already have been issued.

 Free Look. If you change your mind about owning Strategic Partners Horizon Annuity, you may cancel your contract within 10 days after receiving it (or whatever period is required by applicable law). You can request a refund by returning the contract either to the representative who sold it to you, or to the Prudential Annuity Service Center at the address shown on the first page of this prospectus.

 We impose neither a withdrawal charge nor any market value adjustment if you cancel your contract under the "free look" provision. To the extent dictated by state law, we will include in your refund the amount of any fees and charges that we deducted.

 SECTION 2
 WHAT GUARANTEE PERIODS CAN I CHOOSE?
 You can allocate your initial purchase payment to one of the guarantee periods available under the contract. We have the right under the contract to offer one or more of the following guarantee periods: 1 year (currently available only as a renewal option), 3 years, 5 years, 7 years, or 10 years, and we may offer other guarantee periods in the future. At any time, we may offer any or all of these guarantee periods. You may not allocate your purchase payment to more than one guarantee period.

 SECTION 3
 WHAT KIND OF PAYMENTS WILL I RECEIVE DURING THE INCOME PHASE? (ANNUITIZATION) If you want to receive regular income from your annuity, you can choose one of several options, including guaranteed payments for the annuitant's lifetime. Once you begin receiving regular payments, you cannot change your payment plan.

 SECTION 4
 WHAT IS THE DEATH BENEFIT?
 If the sole owner or the first of the joint owners dies, the designated person(s) or the beneficiary will receive the contract value as the death benefit. If the contract is owned by an entity (e.g., a corporation or trust), rather than by an individual, then we will pay the death benefit upon the death of the annuitant.

 SECTION 5
 HOW CAN I PURCHASE A STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT?
 You can purchase this contract, under most circumstances, with a minimum initial purchase payment of $5,000, but not greater than $5 million, absent our prior approval. We allow you to make additional purchase payments only during the 30 days immediately preceding the end of a guarantee period. Your representative can help you fill out the proper forms.

 SECTION 6
 WHAT ARE THE EXPENSES ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT?
 There are a few states/jurisdictions that assess a premium tax on us when you begin receiving regular income payments from your annuity. In those states, we deduct a charge designed to approximate this tax, which can range from 0-3.5% of your contract value.

 During the accumulation phase, if you withdraw money, you may have to pay a withdrawal charge on all or part of the withdrawal. The withdrawal charge that we impose depends on the guarantee period during which you are withdrawing your money. The withdrawal charge ranges from 0%-7%. You also will be subject to a market value adjustment if you make a withdrawal prior to the end of a guarantee period.

 SECTION 7
 HOW CAN I ACCESS MY MONEY?
 You may withdraw money at any time during the accumulation phase. You may, however, be subject to income tax and, if you make a withdrawal prior to age 59 1/2, an additional tax penalty as well. Each contract year after the first, you may withdraw without charge, an amount equal to the interest you earned during the previous contract year (the "charge-free amount"). During years when a withdrawal charge applies (see "6: What Are the Expenses Associated with the Strategic Partners Horizon Annuity Contract? - Withdrawal Charge"), withdrawals greater than the charge-free amount will be subject to a withdrawal charge. A market-value adjustment may also apply.

 SECTION 8
 WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT?
 Your earnings are generally not taxed until withdrawn. If you withdraw money during the accumulation phase, the tax laws first treat the withdrawals as a withdrawal of earnings, which are taxed as ordinary income. If you are younger than age 59 1/2 when you withdraw money, you may be charged a 10% federal tax penalty on the earnings in addition to ordinary taxation. A portion of the payments you receive during the income phase is considered a partial return of your original investment. Generally, all amounts withdrawn from an Individual Retirement Annuity (IRA) contract (excluding Roth IRAs) are taxable and subject to the 10% penalty if withdrawn prior to age 59 1/2.

 SECTION 9
 OTHER INFORMATION
 This contract is issued by Pruco Life Insurance Company, a subsidiary of The Prudential Insurance Company of America, and sold by registered representatives of affiliated and unaffiliated broker/dealers.

 RISK FACTORS
 There are various risks associated with an investment in the Strategic Partners Horizon Annuity that we summarize below.

 ISSUER RISK. Your Strategic Partners Horizon Annuity is available under a contract issued by Pruco Life, and thus is backed by the financial strength of that company. If Pruco Life were to experience significant financial adversity, it is possible that Pruco Life's ability to pay interest and principal under the Strategic Partners Horizon Annuity could be impaired.

 RISKS RELATED TO CHANGING INTEREST RATES. You do not participate directly in the investment experience of the bonds and other instruments that Pruco Life holds to support the Strategic Partners Horizon Annuity. Nonetheless, the market value adjustment formula (which is detailed in the appendix to this prospectus) reflects the effect that prevailing interest rates have on those bonds and other instruments. If you need to withdraw your money during a period in which prevailing interest rates have risen above their level when you made your purchase, you will experience a "negative" market value adjustment. When we impose this market value adjustment, it could result in the loss of both the interest you have earned and a portion of your purchase payments. Thus, before you commit to a particular guarantee period, you should consider carefully whether you have the ability to remain invested throughout the guarantee period. In addition, we cannot, of course, assure you that the Strategic Partners Horizon Annuity will perform better than another investment that you might have made.

 RISKS RELATED TO THE WITHDRAWAL CHARGE. We may impose withdrawal charges that range as high as 7%. If you anticipate needing to withdraw your money prior to the end of a guarantee period, you should be prepared to pay the withdrawal charge that we will impose.

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  PART II SECTIONS 1-9
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  STRATEGIC PARTNERS HORIZON ANNUITY PROSPECTUS

 1: WHAT IS THE STRATEGIC PARTNERS HORIZON ANNUITY?

 THE STRATEGIC PARTNERS HORIZON ANNUITY IS A CONTRACT BETWEEN YOU, THE OWNER, AND US, THE INSURANCE COMPANY, PRUCO LIFE INSURANCE COMPANY (PRUCO LIFE, WE OR
 US).

 Under our contract or agreement, in exchange for your payment to us, we promise to pay you a guaranteed income stream that can begin any time after the second contract anniversary. This time period may differ in certain states. Your annuity is in the accumulation phase until you decide to begin receiving annuity payments. The date you begin receiving annuity payments is the annuity date. On the annuity date, your contract switches to the income phase.

 This annuity contract benefits from tax deferral. Tax deferral means that you are not taxed on earnings or appreciation on the assets in your contract until you withdraw money from your contract. (If you purchase the annuity contract in a tax-favored plan such as an IRA, that plan generally provides tax deferral even without investing in an annuity contract. Therefore, before purchasing an annuity in a tax-favored plan, you should consider whether its features and benefits beyond tax deferral meet your needs and goals. You may also want to consider the relative features, benefits and costs of these annuities compared with any other investment that you may use in connection with your retirement plan or arrangement.)

 Strategic Partners Horizon Annuity allows you to allocate a purchase payment to one of several guarantee periods that we offer at the time. As the owner of the contract, you have all of the decision-making rights under the contract. You will also be the annuitant unless you designate someone else. The owner is the person upon whose death during the accumulation phase, the death benefit generally is payable. The annuitant is the person whose life is used to determine the amount of annuity payments and how long the payments will continue. On and after the annuity date, the annuitant may not be changed.

 The beneficiary is the person(s) or entity designated to receive any death benefit if the owner (or first-to-die of joint owners) dies during the accumulation phase. You may change the beneficiary any time prior to the annuity date by making a written request to us. Your request becomes effective when we approve it.

 SHORT TERM CANCELLATION RIGHT OR "FREE LOOK"
 If you change your mind about owning Strategic Partners Horizon Annuity, you may cancel your contract within 10 days after receiving it (or whatever period may be required by applicable law). You can request a refund by returning the contract either to the representative who sold it to you, or to the Prudential Annuity Service Center at the address shown on the first page of this prospectus. You will receive, depending on applicable state law:
..   Your full purchase payment less any applicable federal and state income tax withholding; or
..   The amount your contract is worth as of the day we receive your request, less any applicable federal and state income tax withholding.

 We impose neither a withdrawal charge nor any market value adjustment if you cancel your contract under this provision. To the extent dictated by state law, we will include in your refund the amount of any fees and charges that we deducted.

 2: WHAT GUARANTEE PERIODS CAN I CHOOSE?

 The contract gives you the choice of allocating your purchase payment to one of the guarantee periods that we are offering at the time.

 GUARANTEE PERIODS
 Under the Strategic Partners Horizon Annuity contract, we have the right to offer one or more of several guarantee periods. These guarantee periods are 1 year (currently available only as a renewal option), 3 years, 5 years, 7 years, or 10 years in length. In the future, we may offer other guarantee periods on substantially the same terms as described in this prospectus. We are not obligated to offer more than one guarantee period at any time. We will apply your purchase payment to the guarantee period you have chosen. You must allocate all of your initial purchase payment to a single guarantee period. A Guarantee Period begins:
..   when all or part of a purchase payment is allocated to that particular
    Guarantee Period; or
..   when you "renew" into a new Guarantee Period.

 We periodically declare, in our sole discretion, the interest rate for each available guarantee period. We also guarantee that you will receive an interest rate at least equal to the minimum stipulated by applicable state law. You will earn interest on your invested purchase payment at the rate that we have declared for the guarantee period you have chosen. We do not have a rigid formula for determining the fixed interest rates. Generally the interest rates we offer will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, mortgage-backed securities, mortgage loans, corporate debt obligations of different durations, private placements, asset-backed obligations, municipal bonds,

 2: WHAT GUARANTEE PERIODS CAN I CHOOSE? CONTINUED

 public equities and alternative investments. Alternative investments might include private equity, real estate, commodities, and other fund types. In determining rates we also consider factors such as the length of the guarantee period, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks, general economic trends and competition. We will credit interest on a new guarantee period at a rate not less than the rate we are then crediting to guarantee periods of the same length selected by new purchasers in the same class.

 In addition to the basic interest, we also may pay additional interest with respect to guarantee periods other than the one year and three year periods. The amount of the additional interest varies according to the amount of your purchase payment. Specifically, we may pay additional interest equal to 0.50% annually for a purchase payment of $25,000 to $74,999, and 1.00% annually for a purchase payment of $75,000 or more. If we grant additional interest to you, you will earn that interest only during the first year of your contract (and, in most states, during the first year of the initial renewal guarantee period, other than the one and three year periods). We are not obligated to offer this additional interest continuously, meaning that we reserve the right to offer additional interest only during limited time periods of our choosing. We also reserve the right to change the amount of the additional interest. As of August 24, 2009, we are no longer granting additional interest with respect to purchases of new contracts.

 We express interest rates as annual rates, although we credit interest within each guarantee period on a daily basis. The daily interest that we credit is equal to the pro rated portion of the interest that would be earned on an annual basis. We credit interest from the business day on which your purchase payment is received in good order at the Prudential Annuity Service Center until the earliest to occur of any of the following events: (a) full surrender of the contract, (b) commencement of annuity payments or settlement,
 (c) cessation of the guarantee period, or (d) death of the first to die of the owner and joint owner (or annuitant, for entity-owned contracts). At the time that we confirm your guarantee period, we will advise you of the interest rate in effect and the date your guarantee period matures. We may change the rates we credit to a new guarantee period at any time. Any change in interest rate does not affect guarantee periods that were in effect before the date of the change. To inquire as to the current rates for guarantee periods, please call 1-888-PRU-2888.

 During the 30-day period immediately preceding the end of a guarantee period, we allow you to do any of the following, without the imposition of the withdrawal charge or market value adjustment: (a) surrender the contract, in whole or in part, (b) allocate the contract value to another guarantee period available at that time (provided that the new guarantee period ends prior to the contract anniversary next following the annuitant's 95/th/ birthday and that you reinvest at least $1,000), or (c) apply the contract value to the annuity or settlement option of your choice. If we do not receive instructions from you concerning the disposition of the contract value in your maturing guarantee period, we will reinvest the contract value in a guarantee period having the same duration as the guarantee period that matured (provided that the new guarantee period ends prior to the contract anniversary next following the annuitant's 95/th/ birthday and that you reinvest at least $1,000). If any available new guarantee period would end on or after the contract anniversary next following the annuitant's 95/th/ birthday, then we will make only the one year guarantee period available as the renewal period. We will not impose a withdrawal charge on amounts you withdraw from the one year guarantee period described in the immediately preceding sentence, although such a withdrawal would be subject to a market value adjustment.

 MARKET VALUE ADJUSTMENT
 When you allocate a purchase payment to a guarantee period, we use that money to buy and sell securities and other instruments to support our obligation to pay interest. Generally, we buy bonds and certain other instruments for this purpose. The duration of the bonds and other instruments that we buy with respect to a particular guarantee period is influenced significantly by the length of the guarantee period. For example, we typically would acquire longer-duration bonds with respect to the 10 year guarantee period than we do for the 3 year guarantee period. The value of these bonds is affected by changes in interest rates, among other factors. The market value adjustment that we assess against your contract value if you withdraw prior to the end of a guarantee period involves our attributing to you a portion of our investment experience on these bonds and other instruments.

 For example, if you make a full withdrawal when interest rates have risen since the time of your investment, the bonds and other investments in the guarantee period likely would have decreased in value, meaning that we would impose a "negative" market value adjustment on you (i.e., one that results in a reduction of the withdrawal proceeds that you receive). For a partial withdrawal, we would deduct a negative market value adjustment from your remaining contract value. Conversely, if interest rates have decreased, the market value adjustment could be positive.

 Other things you should know about the market value adjustment include the following:
..   We determine the market value adjustment according to a mathematical formula, which is set forth at the end of this prospectus under the heading "Market-Value Adjustment Formula." In that section of the prospectus, we also provide hypothetical examples of how the formula works.
..   A negative market value adjustment could cause you to lose not only the interest you have earned but also a portion of your principal.
..   You may withdraw (after the first contract year), without the imposition of any market value adjustment, an amount equal to the interest earned under your contract during the immediately preceding contract year.

..   In addition to imposing a market value adjustment on withdrawals, we also will impose a market value adjustment on the contract value you apply to an annuity or settlement option, except if you annuitize during the 30-day period preceding the end of a guarantee period (See Section 3 for details).

 YOU SHOULD REALIZE, HOWEVER, THAT APART FROM THE MARKET VALUE ADJUSTMENT, THE VALUE OF THE BENEFITS UNDER YOUR CONTRACT DOES NOT DEPEND ON THE INVESTMENT PERFORMANCE OF THE BONDS AND OTHER INSTRUMENTS THAT WE HOLD WITH RESPECT TO YOUR GUARANTEE PERIOD. APART FROM THE EFFECT OF ANY MARKET VALUE ADJUSTMENT, WE DO NOT PASS THROUGH TO YOU THE GAINS OR LOSSES ON THE BONDS AND OTHER INSTRUMENTS THAT WE HOLD IN CONNECTION WITH A GUARANTEE PERIOD.

 3: WHAT KIND OF PAYMENTS WILL I RECEIVE DURING THE INCOME PHASE?
 (ANNUITIZATION)

 PAYMENT PROVISIONS
 We can begin making annuity payments any time after the second contract anniversary (or as required by state law if different). Annuity payments must begin no later than the contract anniversary coinciding with or next following the annuitant's 95/th/ birthday. If you begin annuity payments or commence Option 3 at a time other than the 30-day period prior to the end of a guarantee period, then:
..   We will impose both a withdrawal charge, if applicable, and a market value adjustment if you choose an annuity option with a fixed period of fewer than 10 years or Option 3. (If your adjusted contract value is allocated to the one year guarantee period, we will impose only a market value adjustment).
..   We will impose a market value adjustment, but not a withdrawal charge, if you choose a life annuity or an annuity option with a fixed period of at least 10 years.

 We make the income plans described below available before the annuity date. These plans are called annuity options. You must choose an annuity option at least 30 days in advance of the annuity date. If you do not, we will select Option 2 below on your behalf unless prohibited by applicable law. During the income phase, all of the annuity options under this contract are fixed annuity options. GENERALLY, ONCE THE ANNUITY PAYMENTS BEGIN, THE ANNUITY OPTION CANNOT BE CHANGED AND YOU CANNOT MAKE WITHDRAWALS.

 If the annuitant dies or assigns the contract prior to the annuity date, and the new annuitant is older than the original annuitant, then the annuity date will be based on the new annuitant's age. If the annuitant dies or assigns the contract prior to the annuity date, and the new annuitant is younger than the original annuitant, then the annuity date will remain unchanged. In no event, however, may an original or revised annuity date be later than the contract anniversary next following the annuitant's 95/th/ birthday.

 OPTION 1
 ANNUITY PAYMENTS FOR A FIXED PERIOD: Under this option, we will make equal payments for the period chosen, up to 25 years. The annuity payments may be made monthly, quarterly, semi-annually, or annually, as you choose, for the fixed period. If the annuitant dies during the income phase, a lump sum payment generally will be made to the beneficiary. The amount of the lump sum payment is determined by calculating the present value of the unpaid future payments. This is done by using the interest rate used to compute the actual payments. The interest rate will be at least 3% a year.

 OPTION 2
 LIFE ANNUITY WITH 120 PAYMENTS (10 YEARS): Under this option, we will make annuity payments monthly, quarterly, semi-annually, or annually as long as the annuitant is alive. If the annuitant dies before we have made 10 years worth of payments, we will pay the beneficiary in one lump sum the present value of the annuity payments scheduled to have been made over the remaining portion of that 10 year period, unless we were specifically instructed that such remaining annuity payments continue to be paid to the beneficiary. The present value of the remaining annuity payments is calculated by using the interest rate used to compute the amount of the original 120 payments. If this contract is issued as a Qualified Annuity Contract and annuity payments begin after age 92, then this Option 2 will be modified to permit a period certain that will end no later than the life expectancy of the annuitant defined under the IRS Required Minimum Distribution tables.

 OPTION 3
 INTEREST PAYMENT OPTION: Under this option, we will credit interest on the adjusted contract value until you request payment of all or part of the adjusted contract value. We can make interest payments on a monthly, quarterly, semiannual, or annual basis or allow the interest to accrue on your contract assets. Under this option, we will pay you interest at an effective rate of at least 1.50% a year. This option may not be available in all states, and is not available if you hold your contract in an IRA.

 OTHER ANNUITY OPTIONS: We currently offer other annuity options not described above. At the time annuity payments are chosen, we may make available to you any of a variety of annuity and settlement options that are available on your annuity date.

 3: WHAT KIND OF PAYMENTS WILL I RECEIVE DURING THE INCOME PHASE?
 (ANNUITIZATION) CONTINUED


 TAX CONSIDERATIONS
 If your contract is held under a tax-favored plan, you should consider the required minimum distribution rules under the tax law when selecting your annuity option.

 4: WHAT IS THE DEATH BENEFIT?

 BENEFICIARY
 The beneficiary is the person(s) or entity you name to receive any death benefit. The beneficiary is named at the time the contract is issued, unless you change it at a later date. Unless an irrevocable beneficiary has been named, you can change the beneficiary at any time before the owner or last surviving owner dies. However, if the contract is jointly owned, the owner must name the joint owner and the joint owner must name the owner as the beneficiary.

 CALCULATION OF THE DEATH BENEFIT
 If the owner (or first-to-die of the owner and joint owner) dies during the accumulation phase, we will, upon receiving appropriate proof of death and any other needed documentation in good order (proof of death), pay a death benefit to the beneficiary designated by the deceased owner or joint owner. If the contract is owned by an entity (e.g., a corporation or trust), rather than by an individual, then we will pay the death benefit upon the death of the annuitant. We require proof of death to be submitted promptly. The beneficiary will receive a death benefit equal to the contract value as of the date that proof of death is received in good order at the Prudential Annuity Service Center.

 Where a contract is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under
 Section 72(s) of the Code. Under this circumstance, the Contract Surrender Value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract.

 Instead of asking us to pay a death benefit, the surviving spouse may opt to continue the contract, as discussed below. Generally, we impose no withdrawal charge or market value adjustment when we pay the death benefit.

 JOINT OWNERSHIP RULES
 If the contract has an owner and a joint owner and they are spouses, then upon the first to die of the owner and joint owner, the surviving spouse has the choice of the following:
..   The contract can continue, with the surviving spouse as the sole owner of the contract. In this case, the contract held by the surviving spouse will continue to be subject to the withdrawal charge and market value adjustment; or
..   The surviving spouse can receive the death benefit and the contract will end. If the surviving spouse wishes to receive the death benefit, he or she must make that choice within the first 60 days following our receipt of proof of death. Otherwise, the contract will continue with the surviving spouse as the sole owner.

 A surviving spouse's ability to continue ownership of the annuity may be impacted by the Defense of Marriage Act (see "8: What Are the Tax Considerations Associated with the Strategic Partners Horizon Annuity Contract?"). Please consult your tax or legal advisor for more information about such impact in your state.

 If the contract has an owner and a joint owner, and they are not spouses, the contract will not continue. Instead, the beneficiary will receive the death benefit.

 The death benefit payout options are:

 Choice 1. Lump sum.

 Choice 2. Payment of the entire death benefit within 5 years of the date of death of the first to die. Under this choice, we will impose a market value adjustment upon any withdrawal made during the 5 year period (unless the withdrawal is made during the 30-day period immediately preceding the end of a guarantee period).

 Choice 3. Payment under an annuity or settlement option over the lifetime of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary with distribution beginning within one year of the date of death of the first to die.

 The tax consequences to the beneficiary may vary among the three death benefit payout options. See Section 8, "What Are The Tax Considerations Associated With The Strategic Partners Horizon Annuity Contract?"

 5: HOW CAN I PURCHASE A STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT?

 PURCHASE PAYMENT
 A purchase payment is the amount of money you give us to purchase the contract. The minimum initial purchase payment is $5,000, and may not exceed $5 million absent our prior approval, unless we are prohibited under applicable state law from insisting on such prior approval. An initial purchase payment is considered the first purchase payment received by us in good order. This is the payment that issues your contract. All subsequent purchase payments allocated to the contract will be considered subsequent purchase payments. You can allocate subsequent purchase payments to a guarantee period only during the 30-day period immediately preceding the end of a guarantee period, provided that any such purchase payment is at least $1,000.

 Purchase payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Pruco Life. Purchase payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, purchase payments may be transmitted to Pruco Life via wiring funds through your Financial Professional's broker-dealer firm. We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of a contract and/or acceptance of purchase payments. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

 We generally will sell you a contract only if the eldest of the owner, any joint owner, annuitant, and any co-annuitant is 85 or younger on the contract date.

 Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block a contract owner's ability to make certain transactions, and thereby refuse to accept purchase payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your contract to government regulators.

 Speculative Investing: Do not purchase this contract if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the contract. Your contract may not be traded on any stock exchange or secondary market. By purchasing this contract, you represent and warrant that you are not using this contract for speculation, arbitrage, viatication or any other type of collective investment scheme.

 Currently, we will not issue a contract, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships, endowments and grantor trusts with multiple grantors. Further, we will only issue a contract, allow changes of ownership and/or permit assignments to certain ownership types if the contract is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. We may issue a contract in ownership structures where the annuitant is also the participant in a Qualified or Non-Qualified employer sponsored plan and the contract represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue a contract in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that elect to use our contract as a funding vehicle.

 ALLOCATION OF PURCHASE PAYMENT
 When you purchase a contract, we will allocate your invested purchase payment to the guarantee period of your choosing, provided that we are offering that guarantee period at the time. You must allocate all of your initial purchase payment to a single guarantee period. Likewise, any subsequent purchase payment you make during the 30-day period immediately preceding the end of a guarantee period will be consolidated with your existing contract value, and the total will be allocated to a single guarantee period of your choosing.

 OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS
 In general, you may change the owner, annuitant and beneficiary designations by sending us a request in writing in a form acceptable to us. Upon an ownership change, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:
   . a new owner subsequent to the death of the owner or the first of any co-owners to die, except where a spouse-beneficiary has become the owner as a result of an owner's death;
   .   a new annuitant subsequent to the annuity date;
   . for "non-qualified" investments, a new annuitant prior to the annuity date if the contract is owned by an entity;
   . a change in beneficiary if the owner had previously made the designation irrevocable; and
   . a new annuitant for a contract issued to a grantor trust where the new annuitant is not the grantor of the trust.

 An ownership change may trigger a taxable event and once an ownership change is processed, the tax reporting cannot be reversed. Therefore, you should consult with a qualified tax advisor for complete information and advice prior to any ownership change.

 6: WHAT ARE THE EXPENSES ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT?

 THERE ARE CHARGES ASSOCIATED WITH THE CONTRACT THAT MAY REDUCE THE RETURN ON YOUR INVESTMENT. THESE CHARGES AND EXPENSES ARE DESCRIBED BELOW.

 WITHDRAWAL CHARGE
 The withdrawal charge is for the payment of the expenses involved in selling and distributing the contracts, including sales commissions, printing of prospectuses, sales administration, preparation of sales literature and other promotional activities.

 You may surrender your contract in whole or in part while the guarantee period remains in effect. If you do so, however, you will be subject to (a) a possible withdrawal charge, (b) a market value adjustment (which we discussed in Section 2 above) and (c) possible tax penalties. After the first contract year, you may withdraw, without the imposition of any withdrawal charge or market value adjustment, an amount equal to the interest earned under your contract during the immediately preceding contract year. For purposes of this "free withdrawal" provision, you may not carry over to future contract years any amount of interest that you did not withdraw in a prior contract year. When we calculate the withdrawal charge and market value adjustment, we first take into account any available charge-free amount. We impose a withdrawal charge and market value adjustment only after that amount has been exhausted. In addition, we do not impose either a withdrawal charge or a market value adjustment on amounts you withdraw under the contract's minimum distribution option to satisfy Internal Revenue Service required minimum distribution rules. The amount of the required minimum distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your required minimum distribution based on the value of your contract. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have required minimum distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly required minimum distributions but does not apply to required minimum distributions taken out on a quarterly, semi-annual or annual basis.

 If you make a full withdrawal, we will deduct the withdrawal charge from the proceeds that we pay to you. If you make a partial withdrawal, we will deduct the withdrawal charge from the contract value remaining in the guarantee period. We calculate the withdrawal charge after we have given effect to any market value adjustment.

 The withdrawal charge that we impose is equal to a specified percentage of the contract value withdrawn that is in excess of the charge-free amount described above. With respect to the initial guarantee period, the withdrawal charge is based on the number of contract anniversaries that have elapsed since the contract date. If permitted by state law, the below withdrawal charge schedule is reinstated during your first renewal guarantee period, and the contract anniversaries set out in the table below also refer to contract anniversaries within the first renewal guarantee period. No withdrawal charges apply to any guarantee period that you choose subsequent to your first renewal guarantee period. Moreover, we impose no withdrawal charge on withdrawals from any one year guarantee period. The withdrawal charge generally is equal to the following, if the contract is issued (or the initial renewal guarantee period is selected) by an annuitant who is 84 or younger at that time:

          NUMBER OF CONTRACT ANNIVERSARIES SINCE
          THE LATER OF CONTRACT DATE (OR START OF
             FIRST RENEWAL GUARANTEE PERIOD)       WITHDRAWAL CHARGE
          -----------------------------------------------------------
                            0                             7%
          -----------------------------------------------------------
                            1                             7%
          -----------------------------------------------------------
                            2                             7%
          -----------------------------------------------------------
                            3                             6%
          -----------------------------------------------------------
                            4                             5%
          -----------------------------------------------------------
                            5                             5%
          -----------------------------------------------------------
                            6                             4%
          -----------------------------------------------------------
                            7                             3%
          -----------------------------------------------------------
                            8                             2%
          -----------------------------------------------------------
                            9                             1%
          -----------------------------------------------------------
                            10                            0%
          -----------------------------------------------------------

 As specified in the contract, we reduce withdrawal charges (from what is depicted above) if the annuitant is 85 or older. There is a separate withdrawal charge schedule applicable to each of ages 85, 86, 87, 88, 89 and
 90. With certain exceptions, the withdrawal charge at any contract anniversary declines by 1% from one age to the next successive age, at such older ages. Some or all of the guarantee periods that we offer at any given time will be shorter than the time periods indicated immediately above. As such, the length of the guarantee period that you have selected, in and of itself, may prevent you from taking advantage of the decreasing withdrawal charges depicted above. For example, if you choose a three year guarantee period, you would not be able to take advantage of the lower withdrawal charges that would have been available in subsequent contract years. If a withdrawal is effective on the day before a contract anniversary, the withdrawal charge percentage will be that as of the next following contract anniversary. The withdrawal charge applicable to contracts issued in certain states differs slightly from what we describe above-check your contract for complete details.

 WAIVER OF WITHDRAWAL CHARGE FOR CRITICAL CARE
 We will allow you to withdraw money from the contract, and will waive any withdrawal charge and market value adjustment, if the owner or joint owner (if applicable) becomes confined to an eligible nursing home or hospital for a period of at least three consecutive months after the contract was purchased. You would need to provide us with proof of the confinement. If a physician has certified that the owner or joint owner is terminally ill (has twelve months or less to live) there will be no charge imposed for withdrawals nor any market value adjustment. Critical Care Access is not available in all states. Eligibility for this waiver may vary, depending on the terms of the contract issued in your State. Please consult your contract.

 TAXES ATTRIBUTABLE TO PREMIUM
 There may be federal, state and local premium based taxes applicable to your purchase payment. We are responsible for the payment of these taxes and may make a charge against the value of the contract to pay some or all of these taxes. It is our current practice not to deduct a charge for state premium taxes until annuity payments begin. In the states that impose a premium tax on us, the current rates range up to 3.5%. It is also our current practice not to deduct a charge for the federal tax associated with deferred acquisition costs paid by us that are based on premium received. However, we reserve the right to charge the contract owner in the future for any such tax associated with deferred acquisition costs and any federal, state or local income, excise, business or any other type of tax measured by the amount of premium received by us.

 7: HOW CAN I ACCESS MY MONEY?

 You can withdraw money at any time during the accumulation phase. If you do so, however, you may be subject to income tax and, if the withdrawal is prior to your attaining age 59 1/2, an additional tax penalty. You will need our consent to make a partial withdrawal if the requested withdrawal is less than $250. During the accumulation phase, we generally have the right to terminate your contract and pay you the contract value if the current contract value is less than $2,000 and certain other conditions apply. We may postpone paying any amount for a full or partial surrender to authenticate the signature on a request. In the event that we postpone payment, the request will not be effective until we have validated the signature on the request to our satisfaction.

 INCOME TAXES, TAX PENALTIES, WITHDRAWAL CHARGES, AND A MARKET VALUE ADJUSTMENT MAY APPLY TO ANY WITHDRAWAL YOU MAKE. FOR A MORE COMPLETE EXPLANATION OF TAX CONSEQUENCES, SEE SECTION 8.

 AUTOMATED WITHDRAWALS
 We offer an automated withdrawal feature. This feature enables you to receive periodic withdrawals in monthly, quarterly, semiannual, or annual intervals. We will process your withdrawal at the end of the business day at the intervals you specify. We will continue at these intervals until you tell us otherwise. We reserve the right to cease paying automated withdrawals if paying any such withdrawal would cause the contract value to be less than $2,000.

 The minimum automated withdrawal amount you can make is $100. An assignment of the contract terminates any automated withdrawal program that you had in effect. Withdrawal charges, and a market value adjustment, may apply to any automated withdrawal you make. You may not use the automated withdrawal feature to withdraw the interest earned under your contract.

 INCOME TAXES, TAX PENALTIES, WITHDRAWAL CHARGES, AND A MARKET VALUE ADJUSTMENT MAY APPLY TO ANY WITHDRAWAL YOU MAKE. FOR A MORE COMPLETE EXPLANATION OF TAX CONSEQUENCES, SEE SECTION 8.

 8: WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT?

 The tax considerations associated with a contract vary depending on whether the contract is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations, which may change. The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice.

 8: WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT? CONTINUED

 References to purchase payments below relate to your cost basis in your contract. Generally, your cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible IRA. The discussion includes a description of certain spousal rights under the contract, and our administration of such spousal rights and related tax reporting comport with our understanding of the Defense of Marriage Act (which defines a "marriage" as a legal union between a man and a woman and a "spouse" as a person of the opposite sex). You should be aware that federal tax law does not recognize civil union couples, domestic partners or marriage spouses of the same sex. Therefore, we cannot permit a same-sex civil union partner, domestic partner or spouse to continue the annuity within the meaning of the tax law upon the death of the first partner under the annuity's "spousal continuance" provision. Please note there may be federal tax consequences at the death of the first same-sex civil union partner, domestic partner or spouse. Civil union couples, domestic partners and spouses of the same sex may wish to consult their tax advisor regarding this limitation on spousal continuance.

 The discussion below generally assumes that the contract is issued to the Owner. In addition, the discussion below is general in nature, and the fact that we refer to a particular kind of ownership arrangement below (e.g., a particular kind of tax-qualified plan) does not mean that such an ownership arrangement necessarily is permitted under this contract.

 NONQUALIFIED ANNUITY CONTRACTS
 In general, as used in this prospectus, a Nonqualified contract is owned by an individual or non-natural person and is not associated with a tax-favored retirement plan.

 TAXES PAYABLE BY YOU
 We believe the contract is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract. Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below.

 You must commence annuity payments or surrender your contract no later than the first day of the calendar month next following the maximum annuity date for your contract.

 TAXES ON WITHDRAWALS AND SURRENDER
 If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of purchase payments, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of purchase payments until all purchase payments have been returned. After all purchase payments are returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the contract while you are alive even if the withdrawal is paid to someone else. If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your contract for less than full consideration, such as by gift, you will also trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

 If you choose to receive payments under an interest payment option, or a beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your contract and will immediately subject any gain in the contract to income tax.

 TAXES ON ANNUITY PAYMENTS
 A portion of each annuity payment you receive will be treated as a partial return of your purchase payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your purchase payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract. After the full amount of your purchase payments have been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the annuitant before the full amount of your purchase payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

 Please refer to your contract for the maximum annuity date also described above.

 MEDICARE TAX ON NET INVESTMENT INCOME
 The Patient Protection and Affordable Care Act, also known as the 2010 Health Care Act, included a new Medicare tax on investment income. This new tax, which is effective in 2013, assesses a 3.8% surtax on the lesser of (1) net investment income or

 (2) the excess of "modified adjusted gross income" over a threshold amount. The "threshold amount" is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,000 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the contract will be considered investment income for purposes of this surtax.

 TAX PENALTY FOR EARLY WITHDRAWAL FROM A NONQUALIFIED CONTRACT
 You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified contract before you attain age 59 1/2. Amounts are not subject to this tax penalty if:
..   the amount is paid on or after you reach age 59 1/2 or die;
..   the amount received is attributable to your becoming disabled;
..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty);
    or
..   the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

 Other exceptions to this tax may apply. You should consult your tax advisor for further details.

 SPECIAL RULES IN RELATION TO TAX-FREE EXCHANGES UNDER SECTION 1035
 Section 1035 of the Code permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2011-38, the IRS has indicated that, for exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial annuity contract or receiving annuity contract within 180 days of the date on which the partial exchange was completed, the IRS will apply general tax rules to determine the substance and treatment of the original transfer. For partial exchanges that occurred prior to October 24, 2011, the provisions of Revenue Procedure 2008-24 will continue to apply if there is a surrender or distribution within 12 months of the date on which the partial exchange was completed. Under Revenue Procedure 2008-24, the transfer will retroactively be treated as a taxable distribution from the initial annuity contract and a contribution to the receiving annuity contract. Tax-free exchange treatment will be retained under certain circumstances if you are eligible for an exception to the 10% federal income tax penalty, other than the exceptions for substantially equal periodic payments or distributions under an immediate annuity. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

 If a contract is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any purchase payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the contract first until purchase payments made before August 14, 1982 are withdrawn. Moreover, income allocable to purchase payments made before August 14, 1982 is not subject to the 10% tax penalty.

 TAXES PAYABLE BY BENEFICIARIES
 The death benefit is subject to ordinary income tax to the extent the distribution exceeds the cost basis in the contract. The value of the death benefit, as determined under federal law, is also included in the owner's estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your beneficiary. Choosing an option other than a lump sum death benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the beneficiary vary depending upon the death benefit payment option selected. Generally, for payment of the death benefit
..   As a lump sum payment: the beneficiary is taxed in the year of payment on gain in the contract.
..   Within 5 years of death of owner: the beneficiary is taxed as amounts are withdrawn (in this case gain is treated as being distributed first).
..   Under an annuity or annuity settlement option with distribution beginning within one year of the date of death of the owner: the beneficiary is taxed on each payment (part will be treated as gain and part as return of purchase payments).

 CONSIDERATIONS FOR CO-ANNUITANT: We may allow the naming of a co-annuitant when a Nonqualified contract is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the contract may no longer qualify for tax deferral where the contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a co-annuitant when a Nonqualified Annuity contract is held by an entity owner when such contracts do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

 REPORTING AND WITHHOLDING ON DISTRIBUTIONS. Taxable amounts distributed from a contract are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number

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 8: WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS
 HORIZON ANNUITY CONTRACT? CONTINUED

 is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (including resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless you provide us with a U.S. residential address.

 State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for a Qualified contract.

 Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

 ENTITY OWNERS
 Where a contract is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the contract will not be taxed as an annuity and increases in the value of the contract over its cost basis will be subject to tax annually.

 Where a contract is issued to a Charitable Remainder Trust (CRT), the contract will not be taxed as an annuity and increases in the value of the contract over its cost basis will be subject to tax annually.

 Where a contract is issued to a trust, and such trust is characterized as a grantor trust under the Code, such contract shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable for a Nonqualified Annuity. At this time, we will not issue Annuities to grantor trusts with multiple grantors.

 At this time, we will not issue an annuity to a grantor trust where the grantor is not also the annuitant. Where a previously issued contract was structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor of the trust if the grantor pre-deceases the annuitant under
 Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract.

 REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR NONQUALIFIED CONTRACTS. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die before you start taking annuity payments under the contract or after you start taking annuity payments under the contract. If you die on or after the annuity date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the annuity date, the entire interest in the contract must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated beneficiary (provided such payments begin within one year of your death). Your designated beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the contract is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner. For Nonqualified annuity contracts owned by a non-natural person, the required distribution rules apply upon the death of the annuitant. This means that for a contract held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

 CHANGES IN YOUR CONTRACT. We reserve the right to make any changes we deem necessary to assure that your contract qualifies as an annuity contract for tax purposes. Any such changes will apply to all contract owners and you will be given notice to the extent feasible under the circumstances.

 QUALIFIED ANNUITY CONTRACTS
 IN GENERAL, AS USED IN THIS PROSPECTUS, A QUALIFIED ANNUITY IS A CONTRACT WITH APPLICABLE ENDORSEMENTS FOR A TAX-FAVORED PLAN OR A NONQUALIFIED ANNUITY CONTRACT HELD BY A TAX-FAVORED RETIREMENT PLAN.

 The following is a general discussion of the tax considerations for Qualified contracts. This contract may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this contract is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this contract.

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

 A Qualified contract may typically be purchased for use in connection with:
..   Individual retirement accounts and annuities (IRAs), including inherited
    IRAs (which we refer to as a Beneficiary IRA), which are subject to
    Sections 408(a) and 408(b) of the Code;
..   Roth IRAs, including inherited Roth IRAs (which we refer to as a
    Beneficiary Roth IRA) under Section 408A of the Code;
..   A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);
..   H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);
..   Tax Sheltered annuities (subject to 403(b) of the Code, also known as Tax
    Deferred Annuities or TDAs);
..   Section 457 plans (subject to 457 of the Code).

 A Nonqualified contract may also be purchased by a 401(a) trust or custodial IRA or Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

 You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts. This means that when a tax favored plan invests in an annuity contract, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

 TYPES OF TAX-FAVORED PLANS
 IRAs. If you buy a contract for use as an IRA, we will provide you a copy of the prospectus and contract. The "IRA Disclosure Statement" and "Roth IRA Disclosure Statement" which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a "free look" after making an initial contribution to the contract. During this time, you can cancel the contract by notifying us in writing, and we will refund all of the purchase payments under the contract (or, if provided by applicable state law, the amount credited under the contract, if greater), less any applicable federal and state income tax withholding.

 Contributions Limits/Rollovers. Subject to the minimum purchase payment requirements of a contract, you may purchase a contract for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2012 the contribution limit is $5,000. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation.

 The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy a contract, you can make regular IRA contributions under the contract (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA," which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA.

 In some circumstances, non-spouse beneficiaries may directly roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse beneficiaries under the Code are more restrictive than the rollover rules applicable to owner/participants and spouse beneficiaries. Generally, non-spouse beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. Under the 2008 Retiree and Employer Recovery Act, employer retirement plans are required to permit non-spouse beneficiaries to roll over funds to an inherited IRA for plan years beginning after December 31, 2009. No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

 Required Provisions. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:
..   You, as owner of the contract, must be the "annuitant" under the contract
    (except in certain cases involving the division of property under a decree of divorce);
..   Your rights as owner are non-forfeitable;
..   You cannot sell, assign or pledge the contract;
..   The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);
..   The date on which required minimum distributions must begin cannot be later than April 1st of the calendar year after the calendar year you turn age
    70 1/2; and
..   Death and annuity payments must meet "required minimum distribution" rules described below.

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 8: WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS
 HORIZON ANNUITY CONTRACT? CONTINUED


 Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding a Nonqualified contract. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:
..   A 10% early withdrawal penalty described below;
..   Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or
..   Failure to take a required minimum distribution, also described below.

 SEPs. SEPs are a variation on a standard IRA, and contracts issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:
..   If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
    (a) $50,000 in 2012 ($49,000 in 2011) or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer's SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2012, this limit is $250,000 ($245,000 for 2011);
..   SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and
..   SEPs that contain a salary reduction or "SARSEP" provision prior to 1997 may permit salary deferrals up to $17,000 in 2012 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2012. These amounts are indexed for inflation. These contracts are not available for SARSEPs. You will also be provided the same information, and have the same "free look" period, as you would have if you purchased the contract for a standard IRA.

 ROTH IRAs. The "Roth IRA Disclosure Statement" contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:
..   Contributions to a Roth IRA cannot be deducted from your gross income;
..   "Qualified distributions" from a Roth IRA are excludable from gross income.
    A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the owner of the IRA attains age 59 1/2; (b) after the owner's death; (c) due to the owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.
..   If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

 Subject to the minimum purchase payment requirements of a contract, you may purchase a contract for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, SEP, SIMPLE-IRA or Roth IRA or if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution penalty). Once a contract has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA.

 Non-spouse beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse beneficiaries cannot "rollover" benefits from a traditional IRA to a Roth IRA.

 TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the annuity are nonforfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $17,000 in 2012. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $5,500 in 2012. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over

 TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. A contract may generally only qualify as a TDA if distributions of salary deferrals (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:
..   Your attainment of age 59 1/2;
..   Your severance of employment;
..   Your death;
..   Your total and permanent disability; or
..   Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

 In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any "direct transfer" of your interest in the contract to another employer's TDA plan or mutual fund "custodial account" described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

 CAUTION: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g, transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in good order, and will not therefore process the transaction, until we receive the employer's approval in written or electronic form.

 REQUIRED MINIMUM DISTRIBUTIONS AND PAYMENT OPTIONS
 If you hold the contract under an IRA (or other tax-favored plan), required minimum distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner.

 Required minimum distributions are calculated based on the contract value under the contract. You can use the Minimum Distribution option to satisfy the required minimum distribution rules for a contract without either beginning annuity payments or surrendering the contract. We will distribute to you the required minimum distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the contract as of December 31 of the prior year, but is determined without regard to other contracts you may own.

 Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same owner, similar rules apply.

 CHARITABLE IRA DISTRIBUTIONS
 The Pension Protection Act of 2006 included a charitable giving incentive permitting tax-free IRA distributions for charitable purposes. The Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 extended this provision until the end of 2011. As of 2012, this provision expired and has not been extended. It is possible Congress will extend this provision retroactively to include some or all of 2012.

 For distributions in tax years beginning after 2005 and before 2012, the Act provides an exclusion from gross income, up to $100,000 for otherwise taxable IRA distributions from a traditional or Roth IRA that are qualified charitable distributions. To constitute a qualified charitable distribution, the distribution must be made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70 1/2. Distributions that are excluded from income under this provision are not taken into account in determining the individual's deductions, if any, for charitable contributions.

 The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements for the new income tax exclusion added by the Pension Protection Act. As a result the general rules for reporting IRA distributions apply.

 REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR QUALIFIED ANNUITY CONTRACTS
 Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated beneficiary may generally elect to continue the contract and receive required minimum distributions under the contract instead of receiving the death benefit

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 8: WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS
 HORIZON ANNUITY CONTRACT? CONTINUED

 in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated beneficiary and whether that beneficiary is your surviving spouse.
..   If you die after a designated beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated beneficiary (as long as payments begin by December 31/st/ of the year following the year of death). However, if your surviving spouse is the beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age 70 1/2, which ever is later. Additionally, if the contract is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner.
    Note that the Worker, Retiree and Employer Recovery Act of 2008 suspended Required Minimum Distributions for 2009. If your beneficiary elects to receive full distribution by December 31 of the year including the five year anniversary of the date of death, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31/st/ of the six year anniversary of the date of death.
..   If you die before a designated beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31/st/ of the year including the five year anniversary of the date of death. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary. A designated beneficiary may elect to apply the rules for no designated beneficiary if those would provide a smaller payment requirement. For this distribution requirement also, 2009 shall not be included in the five year requirement period.
..   If you die before a designated beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect.
    For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such contract is deemed to have no designated beneficiary. A designated beneficiary may elect to apply the rules for no designated beneficiary if those would provide a smaller payment requirement.

 A beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.

 Until withdrawn, amounts in a Qualified contract continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

 For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

 TAX PENALTY FOR EARLY WITHDRAWALS FROM QUALIFIED CONTRACTS
 You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:
..   the amount is paid on or after you reach age 59 1/2 or die;
..   the amount received is attributable to your becoming disabled; or
..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually.
    (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the contract during that time period will result in retroactive application of the 10% tax penalty.)

 Other exceptions to this tax may apply. You should consult your tax advisor for further details.

 WITHHOLDING
 We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned contracts or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis: For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and for all other distributions, we will withhold at a 10% rate.

 We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

 ERISA REQUIREMENTS
 ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this Prospectus. Information about sales representatives and commissions may be found in the sections of this Prospectus addressing distribution of the contracts.

 Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

 Please consult with your tax advisor if you have any questions about ERISA and these disclosure requirements.

 SPOUSAL CONSENT RULES FOR RETIREMENT PLANS--QUALIFIED CONTRACTS
 If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the death benefit to be paid to your spouse, even if you designated someone else as your beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

 DEFINED BENEFIT PLANS AND MONEY PURCHASE PENSION PLANS. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a death benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays death benefits to other beneficiaries, you may elect to have a beneficiary other than your spouse receive the death benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

 DEFINED CONTRIBUTION PLANS (INCLUDING 401(K) PLANS AND ERISA 403(B) ANNUITIES). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire death benefit, even if you designated someone else as your beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

 IRAS, NON-ERISA 403(B) ANNUITIES, AND 457 PLANS. Spousal consent to a distribution usually is not required. Upon your death, any death benefit will be paid to your designated beneficiary.

 GIFTS AND GENERATION-SKIPPING TRANSFERS
 If you transfer your contract to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your contract to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences.

 8: WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT? CONTINUED


 ADDITIONAL INFORMATION
 For additional information about federal tax law requirements applicable to IRAs and Roth IRAs, see the IRA Disclosure Statement or Roth IRA Disclosure Statement, as applicable.

 9: OTHER INFORMATION

 PRUCO LIFE INSURANCE COMPANY
 Pruco Life Insurance Company (Pruco Life) is a stock life insurance company, organized on December 23, 1971 under the laws of the State of Arizona. It is licensed to sell life insurance and annuities in the District of Columbia, Guam, and in all states except New York.

 Pruco Life is a wholly-owned subsidiary of The Prudential Insurance Company of America (Prudential), a New Jersey stock life insurance company that has been doing business since October 13, 1875. Prudential is an indirect wholly-owned subsidiary of Prudential Financial, Inc. (Prudential Financial), a New Jersey insurance holding company. As Pruco Life's ultimate parent, Prudential Financial exercises significant influence over the operations and capital structure of Pruco Life and Prudential. However, neither Prudential Financial, Prudential, nor any other related company has any legal responsibility to pay amounts that Pruco Life may owe under the contract.

 Pruco Life incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by Pruco Life pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. Pruco Life will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 800-752-6342. Pruco Life files periodic reports as required under the Securities Exchange Act of 1934. The public may read and copy any materials that Pruco Life files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

 Pruco Life conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed "service providers" under the Investment Company Act of 1940. The entities engaged by Pruco Life may change over time. As of December 31, 2010, non-affiliated entities that could be deemed service providers to Pruco Life and/or another insurer within the Prudential Annuities business unit consisted of the following: Alliance-One Services Inc. (administration of variable life policies) located at 55 Hartland Street, East Hartford CT 06108, Ascensus (qualified plan administrator) located at 200 Dryden Road, Dresher, PA 19025, Alerus Retirement Solutions (qualified plan administrator) ,State Street Financial Center One, Lincoln Street, Boston, MA 02111, Aprimo (fulfillment of marketing materials), 510 East 96/th/ Street, Suite 300, Indianapolis,
 IN 46240, Aplifi (order entry systems provider) located at 555 SW 12/th/ Ave, Suite 202, Pompano Beach, FL 33069, Broadridge Investor Communication Solutions, Inc. (proxy tabulation services), 51 Mercedes Way, Edgewood,
 NY 11717, Consona (maintenance and storage of administrative documents), 333 Allegheny Avenue, Suite 301 North, Oakmont, PA 15139-2066, Depository Trust & Clearing Corporation (clearing and settlement services), 55 Water Street, 26/th/ Floor, New York, NY 10041, DG3 North America, Inc. (proxy and prospectus printing and mailing services), 100 Burma Road, Jersey City, NJ 07305, DST Systems, Inc. (clearing and settlement services), 4900 Main, 7/th/ Floor, Kansas City, MO 64112, EBIX, Inc. (order-entry system), 5 Concourse Parkway, Suite 3200, Atlanta, GA 30328, ExlService Holdings, Inc., (administration of annuity contracts), 350 Park Avenue, 10/th/ Floor, New York, NY 10022, Diversified Information Technologies Inc. (records management), 123 Wyoming Avenue, Scranton, PA 18503, Fiserv (composition, printing and mailing of confirmation and quarterly statements), 881 Main Street, Manchester, CT 06040, Fosdick Fulfillment Corp. (fulfillment of prospectuses and marketing materials), 26 Barnes Industrial Park Road, North Wallingford, CT 06492, Insurance Technologies (annuity illustrations), 38120 Amrhein Ave., Livonia, MI 48150, Morningstar Associates LLC (asset allocation recommendations), 225 West Wacker Drive Chicago, IL 60606, National Financial Services (clearing and settlement services), NEPS, LLC (composition, printing, and mailing of contracts and benefit documents), 12 Manor Parkway, Salem, NJ 03079, Pershing LLC (order-entry systems provider), One Pershing Plaza, Jersey City, NJ 07399, RR Donnelley Receivables, Inc. (printing annual reports and prospectuses), 111 South Wacker Drive, Chicago, IL 60606-4301, Skywire Software (composition, printing, and mailing of contracts and benefit documents), 150 Post Street, Suite 500, San Francisco, CA 94108, VG Reed & Sons, Inc. (printing and fulfillment of annual reports), 1002 South 12/th/ Street, Louisville, KY 40210, William B. Meyer (printing and fulfillment of prospectuses and marketing materials), 255 Long Beach Boulevard, Stratford, CT 06615, Right Now Technologies (business information repository), 136 Enterprise Blvd, Bozeman, MT 59718, The Harty Press (print vendor for client communications), 25 James Street, New Haven, CT 06513.

 SALE AND DISTRIBUTION OF THE CONTRACT
 Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the contracts offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products. PAD's principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA).

 The contract is offered on a continuous basis. PAD enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the contracts but are exempt from registration ("firms"). Applications for the contract are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, PAD may offer the contracts directly to potential purchasers.

 Under the distribution agreement, commissions are paid to firms on sales of the contract according to one or more schedules. The individual representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of purchase payments made, up to a maximum of 5.0%. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of contract value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the contract. Commissions and other compensation paid in relation to the contract do not result in any additional charge to you.

 In addition, in an effort to promote the sale of our products (which may include the placement of Pruco Life and/or the contract on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PAD may enter into compensation arrangements with certain broker-dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the contract's features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm's registered representatives and make them more knowledgeable about the contract; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation (e.g., gifts, occasional meals and entertainment, sponsorship of training and due diligence events). These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. A list of the firms to whom Pruco Life pays an amount under these arrangements is provided below. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the contract than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the contract.

 We or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.

 The list below identifies three general types of payments that PAD pays which are broadly defined as follows:
..   Percentage Payments based upon "Assets under Management" or "AUM": This type of payment is a percentage payment that is based upon the total amount held in all Pruco Life products that were sold through the firm (or its affiliated broker-dealers).
..   Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as purchase payments under Pruco Life annuity products sold through the firm (or its affiliated broker-dealers).
..   Fixed Payments: These types of payments are made directly to or in sponsorship of the firm (or its affiliated broker-dealers). Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their individual representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments upon the initiation of a relationship for systems, operational and other support.

 9: OTHER INFORMATION CONTINUED


 The list below includes the names of the firms (or their affiliated broker/dealers) that we are aware (as of December 31, 2011) received payment with respect to annuity business during 2011 (or as to which a payment amount was accrued during 2011). The firms listed below include payments in connection with products issued by Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the contract. During 2011, the least amount paid, and greatest amount paid, were $19.35 and $6,443,077.91, respectively.

 NAME OF FIRM:

1/st/ Global Capital Corp.               Capital Analysts                         Financial Security Management, Inc.
1934 Group                               Capital Financial Services, Inc.         Financial Telesis Inc.
Aaron Industries                         CAPITAL GROWTH RESOURCES                 Financial West Group
Advantage Fire Sprinkler Co.             Capital Guardian                         Fintegra, LLC
Aegon Transamerica                       Capital Investment Group, Inc.           First Allied Securities Inc
A.G. Edwards & Sons, Inc.                Capital One Investment Services, LLC     First American Insurance Underwriters
Afore ING                                Capital Securities Management            (FAIU)
AIG Financial Advisors Inc               Castner Josephs Retirement Group         First Brokerage America, LLC
Allen & Company of Florida, Inc.         CBIZ                                     FIRST CITIZENS INVESTOR SERVICES INC
Alliance Bernstein L.P.                  CCF Investments, Inc.                    First Financial Equity Corp.
Allstate Financial Srvcs, LLC            Centaurus Financial, Inc.                First Heartland Capital, Inc.
American Century                         CFD Investments, Inc.                    First Merit Investments
American Independent Marketing           Charter One Bank (Cleveland)             First Southeast Investor Services
AMERICAN PORTFOLIO FIN SVCS INC          Chase Investment Services                First State Financial Management
Ameriprise Financial, Inc. Total         Citigroup Global Markets Inc.            First Tennessee Brokerage, Inc
Ameritas Investment Corp.                Citizens Bank and Trust Company          First Trust Portfolios L.P.
ANCHOR BAY SECURITIES, LLC               Clairmont Oaks                           First Western Advisors
ARETE WEALTH MANAGEMENT                  CLS Investments                          Florida Investment Advisers
Arlington Securities, Inc.               COMERICA SECURITIES, INC.                Foothill Securities, Inc.
Arque Capital, Ltd.                      Commonwealth Financial Network           Forrester Research
ARVEST ASSET MANAGEMENT                  Compak Securities                        Fortune Financial Services, Inc.
ASKAR CORPORATION                        Compass Bank Wealth Management Group     Franklin Templeton
AUSDAL FINANCIAL PARTNERS, INC.          Crescent Securities Group                FROST BROKERAGE SERVICES
AXA Advisors, LLC                        Crown Capital Securities, L.P.           FSC Securities Corp.
BancorpSouth Investment Services, Inc.   CUNA Brokerage Svcs, Inc.                G.A. Repple & Company
Banc of America Invest.Svs(SO)           CUSO Financial Services, L.P.            GATX Southern Star Agency
BBVA Compass Investment Solutions, Inc.  D.A. Davidson                            Garden State Securities, Inc.
Ballew Investments                       David A. Noyes & Company                 Gary Goldberg & Co., Inc.
Bank of the West                         Delta Equity                             Geneos Wealth Management, Inc.
Battery Ventures                         Dempsey Lord Smith, LLC                  Genworth Financial Securities
BB&T Investment Services, Inc.           Deutsche Bank                            Corporation
BCG Companies                            DeWaay Financial Network, LLC            Girard Securities, Inc.
BCG Securities, Inc.                     Eaton Vance                              Golden Years Advisors
Beaconsfield Financial Services          EDI Financial                            Goldman Sachs & Co.
Berthel Fisher & Company                 Edward Jones & Co.                       Great American Advisors, Inc.
BlackRock Financial Management Inc.      ELLIOTT DAVIS BROKERAGE SERVICES, LLC    Great American Investors, Inc.
Broker Dealer Financial Services         Equitrust                                GWN Securities, Inc.
Brookstone Financial Services            Equity Services, Inc.                    H. Beck, Inc.
Brown Builders                           ESSEX FINANCIAL SERVICES, INC.           HBW SECURITIES LLC
Cadaret, Grant & Co., Inc.               Evergreen Consulting                     HD Associates
Calton & Associates, Inc.                Federated Investors                      H.D. Vest Investment
Cambridge Investment Research, Inc.      Fidelity Investments                     Hantz Financial Services,Inc.
Cambridge Legacy Securities, LLC         Fifth Third Securities, Inc.             HARBOR FINANCIAL SERVICES LLC
Cantella & Co., Inc.                     FINANCIAL ADVISERS OF AMERICA LLC        Harbour Investments, Inc.
CAPE SECURITIES, INC.                    Financial Network Investment             Harmon Dennis Bradshaw
Capital Advisors                         Financial Planning Consultants           Hartford Life Insurance Company
                                                                                  Harvest Capital, LLC
                                                                                  Hazard & Siegel, Inc.

Heim, Young & Associates, Inc.           MML Investors Services, Inc.         SCF Securities, Inc.
Horizon Investments                      Money Concepts Capital Corp.         Schroders Investment Management
Hornor, Townsend & Kent, Inc.            Montgomery Agency                    Scott & Stringfellow, Inc.
HSBC                                     Morgan Keegan & Company              Seacoast Capital
Huntleigh Securities                     Morgan Stanley Smith Barney          Securian Financial Svcs, Inc.
ICC                                      MTL Equity Products, Inc.            Securities America, Inc.
IMS Securities                           Multi Financial Securities Crp       Securities Service Network
Independent Financial Grp, LLC           National Planning Corporation        Sigma Financial Corporation
IFS (Industry Fund Services)             National Securities Corp.            Signator Investors, Inc.
Impact Speakers                          Nationwide Securities, LLC           SII Investments, Inc.
Infinex Investments, Inc.                Navigator Financial                  Silver Oaks Securities
ING Financial Partners, LLC              Neuberger Berman                     SMH Capital, Inc.
Institutional Securities Corp.           New Alliance Bank                    Southwest Securities, Inc.
INTERCAROLINA FINANCIAL SERVICES, INC.   New England Securities Corp.         SPIRE SECURITIES LLC
Intersecurities, Inc                     New York Life                        STERLING MONROE SECURITIES
Intervest International Equities Corp.   Newbridge Securities Corp.           LLC
Invest Financial Corporation             Newport Coast Securities             Sterne Agee Financial Services, Inc.
Investacorp                              Next Financial Group, Inc.           Stifel Nicolaus & Co.
Investment Centers of America            NFP Securities, Inc.                 STRATEGIC FIN ALLIANCE INC
Investment Professionals                 North Ridge Securities Corp.         Summit Brokerage Services, Inc
Investors Capital Corporation            NPB Financial Group, LLC             Summit Equities, Inc.
Investors Security Co, Inc.              OneAmerica Securities, Inc.          Summit Financial
ISG Equity Sales                         One Resource Group                   Sunset Financial Services, Inc
JHS Capital                              OPPENHEIMER & CO, INC.               SunTrust Investment Services, Inc.
J.J.B. Hilliard Lyons, Inc.              Pacific West Securities, Inc.        SWBC Investment Services
J.P. Morgan                              Packerland Brokerage Services, Inc.  SWS Financial Services, Inc
J.P. Turner & Company, LLC               Park Avenue Securities, LLC          SYMETRA INVESTMENT
J.W. Cole Financial, Inc.                Paulson Investment Co., Inc.         SERVICES INC
Jack Cramer & Associates                 PIMCO                                Syndicated
Janney Montgomery Scott, LLC.            PlanMember Securities Corp.          T. Rowe Price Group, Inc.
Jennison Associates, LLC                 PNC Investments, LLC                 TFS Securities, Inc.
John Hancock                             Presidential Brokerage, Inc.         The Capital Group Securities, Inc.
Key Bank                                 Prime Capital Services, Inc.         The Investment Center
KEY INVESTMENT SERVICES LLC              PRIMEVEST FINANCIAL                  The O.N. Equity Sales Co.
Klosterman Baking                        SERVICES                             The Prudential Insurance Company of
KMS Financial Services, Inc.             Principal Financial Group            America
Kovack Securities, Inc.                  Princor Financial Services Corp.     The Wharton School
LaSalle St. Securities, LLC              Private Client Services, LLC         Tower Square Securities, Inc.
Leaders Group Inc.                       ProEquities                          TransAmerica Financial Advisors, Inc.
Legend Equities Corporation              Prospera Financial Services, Inc.    Triad Advisors, Inc.
Legg Mason                               Pruco Securities, LLC                Trustmont Financial Group, Inc.
Leigh Baldwin & Company, LLC             Purshe Kaplan Sterling Investments   UBS Financial Services, Inc.
Lincoln Financial Advisors               QA3 Financial Corp.                  UNIONBANC INVESTMENT SERV,
Lincoln Financial Securities Corporation Quest Financial Services             LLC
Lincoln Investment Planning              Questar Capital Corporation          United Planners Fin. Serv.
Lord Abbett                              Raymond James & Associates           USA Financial Securities Corp.
LPL Financial Corporation                Raymond James Financial Svcs         US Bank
LSG Financial Services                   RBC CAPITAL MARKETS                  UVEST Fin'l Srvcs Group, Inc.
M3 Insurance Solutions, Inc.             CORPORATION                          VALIC Financial Advisors, Inc
M Holdings Securities, Inc               Resource Horizons Group              Valmark Securities, Inc.
Main Street Securities, LLC              Ridgeway & Conger, Inc.              Veritrust Financial LLC
Mason Wells                              RNR Securities, LLC                  VFinance Investments
Merrill Lynch, P,F,S                     Robert W. Baird & Co., Inc.          VSR Financial Services, Inc.
Merritt Wealth Strategies                Royal Alliance Associates            WADDELL & REED INC.
MetLife                                  Royal Bank of Scotland               Wall Street Financial Group
MFS                                      Sagemark Consulting                  Walnut Street Securities, Inc.
Michigan Securities, Inc.                SAGEPOINT FINANCIAL, INC.            WAYNE HUMMER INVESTMENTS
Mid-Atlantic Capital Corp.               Sage Rutty & Co., Inc.               LLC
Milkie Ferguson Investments              Sammons Securities Co., LLC          Wedbush Morgan Securities
                                         Sanders Morris Harris Inc.           Wells Fargo Advisors LLC
                                         SAUNDERS RETIREMENT
                                         ADVISORS INC

 9: OTHER INFORMATION CONTINUED

       WELLS FARGO ADVISORS                     Williams Financial Group                      World Equity Group, Inc.
       LLC - WEALTH                             Woodbury Financial Services                   World Group Securities, Inc.
       WFG Investments, Inc.                    Woodstock Financial                           WRP Investments, Inc
       Wilbanks Securities, Inc.                Workman Securities Corporation

       WELLS FARGO ADVISORS                     Williams Financial Group                      World Equity Group, Inc.
       LLC - WEALTH                             Woodbury Financial Services                   World Group Securities, Inc.
       WFG Investments, Inc.                    Woodstock Financial                           WRP Investments, Inc
       Wilbanks Securities, Inc.                Workman Securities Corporation

 You should note that firms and individual registered representatives and branch managers with some firms participating in one of these compensation arrangements might receive greater compensation for selling the contracts than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to a contract product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the contract.

 This contract is sold through firms that are unaffiliated with us, and also is sold through an affiliated firm called Pruco Securities LLC. Pruco Securities, LLC is an indirect wholly-owned subsidiary of Prudential Financial that sells variable annuities and variable life insurance (among other products) through its registered representatives. Pruco Securities LLC also serves as principal underwriter of certain variable life insurance contracts issued by subsidiary insurers of Prudential Financial.

 LEGAL PROCEEDINGS
 We are subject to legal and regulatory actions in the ordinary course of our business. Our pending legal and regulatory actions may include proceedings specific to us and proceedings generally applicable to business practices in the industry in which we operate. We are subject to class action lawsuits and individual lawsuits involving a variety of issues, including sales practices, underwriting practices, claims payment and procedures, additional premium charges for premiums paid on a periodic basis, denial or delay of benefits, return of premiums or excessive premium charges and breaching fiduciary duties to customers. We are subject to litigation involving commercial disputes with counterparties or partners and class action lawsuits and other litigation alleging, among other things, that we made improper or inadequate disclosures in connection with the sale of assets and annuity and investment products or charged excessive or impermissible fees on these products, recommended unsuitable products to customers, mishandled customer accounts or breached fiduciary duties to customers. We may be a defendant in, or be contractually responsible to third parties for, class action lawsuits and individual litigation arising from our operations, including claims for breach of contract. We are also subject to litigation arising out of our general business activities, such as our investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment and could be exposed to claims or litigation concerning certain business or process patents. Regulatory authorities from time to time make inquiries and conduct investigations and examinations relating particularly to us and our products. In addition, we, along with other participants in the businesses in which we engage, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of our pending legal and regulatory actions, parties may seek large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of a litigation or regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain.

 In December 2010, a purported state-wide class action complaint, Phillips v. Prudential Financial, Inc., was filed in the Circuit Court of the First Judicial Circuit, Williamson County, Illinois. The complaint makes claims of breach of contract, breaches of fiduciary duty, and violation of Illinois law on behalf of a class of Illinois residents whose death benefits were settled by retained assets accounts and seeks damages and disgorgement of profits. In January 2011, the case was removed to the United States District Court for the Southern District of Illinois. In March 2011, the complaint was amended to drop Prudential Financial as a defendant and add Pruco Life as a defendant. The matter is now captioned Phillips v. Prudential Insurance and Pruco Life Insurance Company. In April 2011, a motion to dismiss the amended complaint was filed. In November 2011, the complaint was dismissed and the dismissal appealed in December 2011.

 In July 2010, Pruco Life, along with other life insurance industry participants, received a formal request for information from the State of New York Attorney General's Office in connection with its investigation into industry practices relating to the use of retained asset accounts. In August 2010, Pruco Life received a similar request for information from the State of Connecticut Attorney General's Office. Pruco Life is cooperating with these investigations. Pruco Life has also been contacted by state insurance regulators and other governmental entities, including the U.S. Department of Veterans Affairs and Congressional committees regarding retained asset accounts. These matters may result in additional investigations, information requests, claims, hearings, litigation, adverse publicity and potential changes to business practices.

 In January 2012, a qui tam action on behalf of the State of Illinois, Total Asset Recovery Services v. Met Life Inc, et al., Prudential Financial, Inc., The Prudential Insurance Company of America, and Prudential Holdings, LLC, filed in the Circuit Court of Cook County, Illinois, was served on Pruco Life. The complaint alleges that Pruco Life failed to escheat life insurance proceeds to the

 State of Illinois in violation of the Illinois False Claims Whistleblower Reward and Protection Act and seeks injunctive relief, compensatory damages, civil penalties, treble damages, prejudgment interest, attorneys' fees and costs. In March 2012, a qui tam action on behalf of the State of Minnesota, Total Asset Recovery v. MetLife Inc., et al., Prudential Financial Inc., The Prudential Insurance Company of America and Prudential Holdings, Inc., filed in the Fourth Judicial District, Hennepin County, in the State of Minnesota was served on Pruco Life. The complaint alleges that Pruco Life failed to escheat life insurance proceeds to the State of Minnesota in violation of the Minnesota False Claims Act and seeks injunctive relief, compensatory damages, civil penalties, treble damages, prejudgment interest, attorneys' fees and costs.

 In January 2012, a Global Resolution Agreement entered into by Pruco Life and a third party auditor became effective upon its acceptance by the unclaimed property departments of 20 states and jurisdictions. Under the terms of the Global Resolution Agreement, the third party auditor acting on behalf of the signatory states will compare expanded matching criteria to the Social Security Master Death File ("SSMDF") to identify deceased insureds and contract holders where a valid claim has not been made. In February 2012, a Regulatory Settlement Agreement entered into by Pruco Life to resolve a multi-state market conduct examination regarding its adherence to state claim settlement practices became effective upon its acceptance by the insurance departments of 20 states and jurisdictions. The Regulatory Settlement Agreement applies prospectively and requires Pruco Life to adopt and implement additional procedures comparing its records to the SSMDF to identify unclaimed death benefits and prescribes procedures for identifying and locating beneficiaries once deaths are identified. Other jurisdictions that are not signatories to the Regulatory Settlement Agreement are considering proposals that would apply prospectively and require life insurance companies to take additional steps to identify unreported deceased policy and contract holders. These prospective changes and any escheatable property identified as a result of the audits and inquiries could result in: (1) additional payments of previously unclaimed death benefits; (2) the payment of abandoned funds to U.S. jurisdictions; and (3) changes in Pruco Life's practices and procedures for the identification of escheatable funds and beneficiaries, which would impact claim payments and reserves, among other consequences.

 Pruco Life is one of several companies subpoenaed by the New York Attorney General regarding its unclaimed property procedures. Additionally, the New York Department of Insurance ("NYDOI") has requested that 172 life insurers (including Pruco Life) provide data to the NYDOI regarding use of the SSMDF. The New York Office of Unclaimed Funds recently notified Pruco Life that it intends to conduct an audit of Pruco Life's compliance with New York's unclaimed property laws. The Minnesota Attorney General has also requested information regarding Pruco Life's use of the SSMDF and its claim handling procedures and Pruco Life is one of several companies subpoenaed by the Minnesota Department of Commerce, Insurance Division. In February 2012, the Massachusetts Office of the Attorney General requested information regarding Pruco Life's unclaimed property procedures.

 Pruco Life's litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that Pruco Life's results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Pruco Life's litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Pruco Life's financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Pruco Life's financial position.

 ASSIGNMENT
 In general and where allowed, you can assign your contract at any time during your lifetime. Your ability to assign your contract may be limited, however, if your contract was issued under a qualified plan. We will not be bound by any assignment until we receive written notice of the assignment in Good
 Order, and we will not be liable for any payment or other action we take in accordance with the contract that occurs before we receive your written notice.

 Any assignment of the contract will result in the termination of any automated withdrawal program that had been in effect. If the new Owner wants to re-institute an automated withdrawal program, then he/she needs to submit the forms that we require in Good Order.

 Like any other change in ownership, an assignment may trigger a taxable event. You should consult with a qualified tax advisor for complete information and advice prior to assigning your contract as, once an assignment is processed, the tax reporting cannot be reversed.

 INDEMNIFICATION
 Pruco Life, in conjunction with certain affiliates, maintains insurance on behalf of any person who is or was a trustee, director, officer, employee, or agent of Pruco Life, or who is or was serving at the request of Pruco Life as a trustee, director, officer, employee or agent of such other affiliated trust or corporation, against any liability asserted against and incurred by him or her arising out of his or her position with such trust or corporation.

 9: OTHER INFORMATION CONTINUED


 Arizona, being the state of organization of Pruco Life, permits entities organized under its jurisdiction to indemnify directors and officers with certain limitations. The relevant provisions of Arizona law permitting indemnification can be found in Section 10-850 et. seq. of the Arizona Statutes Annotated. The text of Pruco Life's By-law, Article VIII, which relates to indemnification of officers and directors, is incorporated by reference to Exhibit 3(ii) to its form 10-Q filed August 15, 1997.

 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Pruco Life pursuant to the foregoing provisions or otherwise, Pruco Life has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Pruco Life of expenses incurred or paid by a director, officer or controlling person of Pruco Life in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Pruco Life will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 HOW TO CONTACT US
 You can contact us by:
..   calling our Customer Service Team at 1-888-PRU-2888 during our normal business hours, 8:00 a.m. EST to 7:00 p.m. EST Monday through Thursday and 8:00 a.m. EST to 6:00 p.m. EST on Friday,
..   writing to us via regular mail at Prudential Annuity Service Center, P.O.
    Box 7960, Philadelphia, PA 19176. NOTE: Failure to send mail to the proper address may result in a delay in our receiving and processing your request.
..   accessing information about your contract through our Internet Website at
    www.prudentialannuities.com.

 You can obtain account information by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Our customer service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your registered representative with respect to your contract have been authorized by you. We require that you or your registered representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your contract or you may establish or change your PIN by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

 Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your contract using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

 Pruco Life does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail may be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Pruco Life reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time. There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, you may not be able to transfer contract value, or make a purchase or redemption request.

 MARKET-VALUE ADJUSTMENT FORMULA
 With respect to residents of states, other than Indiana and Pennsylvania, in which Strategic Partners Horizon Annuity is being offered.

 The formula under which Pruco Life calculates the market value adjustment applicable to a full or partial surrender, annuitization, or settlement under Strategic Partners Horizon Annuity is set forth below. The market value adjustment is expressed as a multiplier factor. That is, the Contract Value after the market value adjustment ("MVA"), but before any surrender charge, is as follows: Contract Value (after MVA) = Contract Value (before MVA) X (1 + MVA). The MVA itself is calculated as follows:

                                 MVA =  [   (       1 + I      )/N/12/ ]   -1
                                                ---------
                                                1 + J + .0025

              where:  I  =  the guaranteed credited interest rate
                            (annual effective) for the given
                            contract at the time of withdrawal or
                            annuitization or settlement.

                      J  =  the current credited interest rate
                            offered at the time of withdrawal or
                            annuitization or settlement for a new
                            issue with a guarantee period of
                            equal length to the number of whole
                            years remaining in the Contract's
                            current guarantee period plus one
                            year.

                      N  =  equals the remaining number of months
                            in the contract's current guarantee
                            period (rounded up) at the time of
                            withdrawal or annuitization or
                            settlement.

 The denominator of the MVA formula includes a factor, currently equal to
 0.0025 or 25 basis points. It is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no factor is applied, will reduce the amount being surrendered or transferred.

 For contracts issued in Indiana, we use the same formula as is set forth above, except that the .0025 adjustment is eliminated. We use the same MVA formula with respect to contracts issued in Pennsylvania, except that "J" in the formula above uses an interpolated rate as the current credited interest rate. Specifically, "J" is the interpolated current credited interest rate offered on new money at the time of withdrawal, annuitization, or settlement. The interpolated value is calculated using the following formula:

 m/365 X (n + 1) year rate + (365 - m)/365 X n year rate,

 where "n" equals the number of whole years remaining in the Contract's current guarantee period, and "m" equals the number of additional days remaining in the current guarantee period.

 MARKET VALUE ADJUSTMENT EXAMPLE
 (ALL STATES EXCEPT INDIANA AND PENNSYLVANIA)

 The following will illustrate the application of the Market-Value Adjustment. For simplicity, surrender charges are ignored in these hypothetical examples.

 Positive market value adjustment
..   Suppose a contract owner made an invested purchase payment of $10,000 on
    July 1, 2005 and received a guaranteed interest rate of 6% for 5 years. A request to surrender the contract is made on May 1, 2007. At the time, the Contract Value has accumulated to $11,127.11. The number of whole years remaining in the guarantee period is 3.
..   On May 1, 2007 the interest rate declared by Pruco Life for a guarantee period of 4 years (the number of whole years remaining plus 1) is 5%.

 The following computations would be made:

 1) Calculate the Charge Free Amount. The Charge Free Amount is the interest credited in the contract in the previous contract year. This amount is $600.00. It is not subject to a Market Value Adjustment.

 2) Subtract the Charge Free Amount from the Contract Value. The result is the amount subject to a Market Value Adjustment (MVA). $11,127.11 - $600.00 = $10,527.11

 3) Determine the Market Value Adjustment factor.

                              N    =    38
                              I    =    6%(0.06)
                              J    =    5%(0.05)

 The MVA factor calculation would be: [(1.06) / (1.05 + .0025)]/38/12/ -1 =
 0.02274

 9: OTHER INFORMATION CONTINUED


 4) Multiply the amount subject to a Market Value Adjustment by the factor calculated in Step 3.

    $10,527.11 X 0.02274 = $239.39

 5) Add together the Market Value Adjustment and the amount subject to the MVA.

    $10,527.11 + $239.39 = $10,766.50

 6) Add back the Charge Free Amount to get the total Contract Surrender Value.

    $10,766.50 + $600.00 = $11,366.50

 The MVA may not always be positive. Here is an example where it is negative.

..   Suppose a contract owner made an invested purchase payment of $10,000 on
    July 1, 2005 and received a guaranteed interest rate of 6% for 5 years. A request to surrender the contract is made on May 1, 2007. At the time, the Contract Value has accumulated to $11,127.11. The number of whole years remaining in the guarantee period is 3.
..   On May 1, 2007 the interest rate declared by Pruco Life for a guarantee period of 4 years (the number of whole years remaining plus 1) is 7%.

 The following computations would be made:

 1) Calculate the Charge Free Amount. The Charge Free Amount is the interest credited in the contract in the previous contract year. This amount is $600.00. It is not subject to a Market Value Adjustment.

 2) Subtract the Charge Free Amount from the Contract Value. The result is the amount subject to a Market Value Adjustment (MVA). $11,127.11 - $600.00 = $10,527.11

 3) Determine the Market Value Adjustment factor.

                              N    =    38
                              I    =    6%(0.06)
                              J    =    7%(0.07)

 The MVA factor calculation would be: [(1.06)/(1.07+.0025)]/38/12/ -1 = -0.03644

 4) Multiply the amount subject to a Market Value Adjustment by the factor calculated in Step 3.

    $10,527.11 X -0.03644 = -$383.61

 5) Add together the Market Value Adjustment and the amount subject to the MVA.

    $10,527.11 - $383.61 = $10,143.50

 6) Add back the Charge Free Amount to get the total Contract Surrender Value.

    $10,143.50 + $600.00 = $10,743.50

 MARKET VALUE ADJUSTMENT EXAMPLE
 (INDIANA)

 The following will illustrate the application of the Market-Value Adjustment. For simplicity, surrender charges are ignored in this example.

 Positive market value adjustment
..   Suppose a contract owner made an invested purchase payment of $10,000 on
    July 1, 2005 and received a guaranteed interest rate of 6% for 5 years. A request to surrender the contract is made on May 1, 2007. At the time, the Contract Value will have accumulated to $11,127.11. The number of whole years remaining in the guarantee period is 3.

..   On May 1, 2007 the interest rate declared by Pruco Life for a guarantee period of 4 years (the number of whole years remaining plus 1) is 5%.

 The following computations would be made:

 1) Calculate the Charge Free Amount. The Charge Free Amount is the interest credited in the contract in the previous contract year. This amount is $600.00. It is not subject to a Market Value Adjustment.

 2) Subtract the Charge Free Amount from the Contract Value. The result is the amount subject to a Market Value Adjustment (MVA). $11,127.11 - $600.00 = $10,527.11

 3) Determine the Market Value Adjustment factor.

                              N    =    38
                              I    =    6%(0.06)
                              J    =    5%(0.05)

 The MVA factor calculation would be: [(1.06)/(1.05)] /38/12/ -1 = 0.03047

 4) Multiply the amount subject to a Market Value Adjustment by the factor calculated in Step 3.

    $10,527.11 X 0.03047 = $320.76

 5) Add together the Market Value Adjustment and the amount subject to the MVA.

    $10,527.11 + $320.76 = $10,847.87

 6) Add back the Charge Free Amount to get the total Contract Surrender Value.

    $10,847.87 + $600.00 = $11,447.87

 The MVA may not always be positive. Here is an example where it is negative.
..   Suppose a contract owner made an invested purchase payment of $10,000 on
    July 1, 2005 and received a guaranteed interest rate of 6% for 5 years. A request to surrender the contract is made on May 1, 2007. At the time, the Contract Value will have accumulated to $11,127.11. The number of whole years remaining in the guarantee period is 3.
..   On May 1, 2007 the interest rate declared by Pruco Life for a guarantee period of 4 years (the number of whole years remaining plus 1) is 7%.

 The following computations would be made:

 1) Calculate the Charge Free Amount. The Charge Free Amount is the interest credited in the contract in the previous contract year. This amount is $600.00. It is not subject to a Market Value Adjustment (MVA).

 2) Subtract the Charge Free Amount from the Contract Value. The result is the amount subject to a Market Value Adjustment. $11,127.11 - $600.00 = $10,527.11

 3) Determine the Market Value Adjustment factor.

                              N    =    38
                              I    =    6%(0.06)
                              J    =    7%(0.07)

 The MVA factor calculation would be:

 [(1.06)/(1.07)]/38/12/ -1 = -0.02930

 4) Multiply the amount subject to a Market Value Adjustment by the factor calculated in Step 3.

    $10,527.11 X -0.02930 = -$308.44

 9: OTHER INFORMATION CONTINUED


 5) Add together the Market Value Adjustment and the amount subject to the MVA.

    $10,527.11 - $308.44 = $10,218.67

 6) Add back the Charge Free Amount to get the total Contract Surrender Value.

    $10,218.67 + $600.00 = $10,818.67

    PENNSYLVANIA

 The following will illustrate the application of the Market-Value Adjustment. For simplicity, surrender charges are ignored in these hypothetical examples.

 Positive market value adjustment
..   Suppose a contract owner made an invested purchase payment of $10,000 on
    July 1, 2005 and received a guaranteed interest rate of 6% for 5 years. A request to surrender the contract is made on May 1, 2007. At the time, the Contract Value has accumulated to $11,127.11. The number of whole years remaining in the guarantee period is 3.
..   On May 1, 2007 the interest rate declared by Pruco Life for a guarantee period of 3 years (the number of whole years remaining) is 4%, and for a guarantee period of 4 years (the number of whole years remaining plus 1) is 5%.

 The following computations would be made:

 1) Calculate the Charge Free Amount. The Charge Free Amount is the interest credited in the contract in the previous contract year. This amount is $600.00. It is not subject to a Market Value Adjustment.

 2) Subtract the Charge Free Amount from the Contract Value. The result is the amount subject to a Market Value Adjustment (MVA).

    $11,127.11 - $600.00 = $10,527.11

 3) Determine the Market Value Adjustment factor.

       N    =    38
       I    =    6% (0.06)
       J    =    [(61/365) X 0.05] + [((365 - 61)/365) X 0.04] = 0.0417

 The MVA factor calculation would be:

    [(1.06)/(1.0417 + .0025)]/38/12/ -1 = .04871

 4) Multiply the amount subject to a Market Value Adjustment by the factor calculated in Step 3.

    $10,527.11 X 0.04871 = $512.78

 5) Add together the Market Value Adjustment and the amount subject to the MVA.

    $10,527.11 + $512.78 = $11,039.89

 6) Add back the Charge Free Amount to get the total Contract Surrender Value.

    $11,039.89 + $600.00 = $11,639.89

 The MVA may not always be positive. Here is an example where it is negative.
..   Suppose a contract owner made an invested purchase payment of $10,000 on
    July 1, 2005 and received a guaranteed interest rate of 6% for 5 years. A request to surrender the contract is made on May 1, 2007. At the time, the Contract Value has accumulated to $11,127.11. The number of whole years remaining in the guarantee period is 3.
..   On May 1, 2007 the interest rate declared by Pruco Life for a guarantee period of 3 years (the number of whole years remaining) is 7%, and for a guarantee period of 4 years (the number of whole years remaining plus 1) is 8%.

 The following computations would be made:

 1) Calculate the Charge Free Amount. The Charge Free Amount is the interest credited in the contract in the previous contract year. This amount is $600.00. It is not subject to a Market Value Adjustment.

 2) Subtract the Charge Free Amount from the Contract Value. The result is the amount subject to a Market Value Adjustment (MVA).

    $11,127.11 - $600.00 = $10,527.11

 3) Determine the Market Value Adjustment Factor.

        N    =    38
        I    =    6% (0.06)
        J    =    [(61/365) x 0.08] + [((365- 61)/365) x 0.07] = 0.0717

 The MVA Factor calculation would be:

    [(1.06)/(1.0717 + .0025)]/38/12/ -1 = -0.04126

 4) Multiply the amount subject to a Market Value Adjustment by the factor calculated in Step 3.

    $10,527.11 X - 0.04126 = -$434.35

 5) Add together the Market Value Adjustment and the amount subject to the MVA.

    $10,527.11 - $434.35 = $10,092.76

 6) Add back the Charge Free Amount to get the total Contract Surrender Value.

    $10,092.76 + $600.00 = $10,692.76

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